EXHIBIT 99

NEWS RELEASE
For Immediate Release
For more information,

ATC Technology Corporation	Mary Ryan
Updates Restructuring Actions for Drivetrain Business	630.663.8283
maryan@corpatc.com

•	Expects to record severance and related costs of approximately $1.5 million pre-tax or $0.05 per diluted share after tax in the second half of 2009
•	Wins remanufactured engine programs expected to contribute $15-$17 million in annualized revenue
•	Now expects low single-digit Drivetrain segment profit margin
•	Announces second quarter earnings conference call

Downers Grove, Illinois, Tuesday, July 21, 2009 – ATC Technology Corporation (ATC) (NASDAQ-GS:ATAC), today announced additional restructuring actions to reduce operating costs of its Drivetrain business resulting from the pending loss of the Honda transmission remanufacturing program that include additional workforce reductions and consolidation of certain warehousing activities.  The Company expects these actions to result in pre-tax charges of approximately $1.5 million or $0.05 per diluted share after tax in the second half of the year for severance and related costs.   These charges are in addition to the previously announced pre-tax goodwill impairment charge of $37 million, or $1.32 per share after tax, to be recorded in the second quarter of 2009.  The Company’s previously announced restructuring actions, which are substantially complete, total $5.3 million pre-tax or $0.17 per diluted share after tax year- to- date.

Todd R. Peters, President and CEO said, “While the restructuring actions announced today will only partially mitigate the impact of Honda’s decision to in-source the remanufacturing of automatic transmissions, I am pleased to share the news that ATC has been awarded contracts with two existing customers, Chrysler and Subaru, to supply remanufactured engines and related components in North America in support of both warranty and customer-pay programs.  The addition of remanufactured engines and related components strengthens our product profile in North America and is a natural extension of our capabilities.  The remanufacturing for these programs, slated to launch during the third quarter, will be performed at our Oklahoma City facility.  These programs have been in development since late 2008 but finalization of the contracts was delayed pending Chrysler’s successful emergence from bankruptcy.  These engine programs, expected to partially mitigate the impending loss of Honda remanufactured transmissions, are expected to contribute approximately $15-$17 million in annualized revenue.  For 2009, we expect them to contribute approximately $7-$8 million of revenue with no impact on segment profit due to projected inefficiencies related to the launch and start-up of the new programs.  As a result of the addition of these engine programs, we now expect Drivetrain revenues of $147- $150 million in 2009.”

Peters concluded, “The additional restructuring actions will be completed by year-end.   We are finalizing the details of the transition plan with Honda and expect the wind-down of the transmission program to be orderly and not disruptive to our on-going operation with production substantially completed by year-end.  We will continue to provide limited remanufacturing and other services to Honda for other products.  After considering the loss of the transmission business with Honda, restructuring actions, and the expected contribution from the new remanufactured engine programs, we expect the Drivetrain business to achieve adjusted segment profit in the low single-digit range for the balance of 2009 and into 2010.”

The Company will simultaneously host a conference call (dial-in number is (877-856-1958) and web cast on Wednesday, July 29, 2009 at 9:00 A.M. CENTRAL time to discuss the operating highlights and financial results for the second quarter of 2009 as well as details on the restructuring of the Drivetrain business and new business wins.  In anticipation of the call and web cast, the Company will issue its earnings release at the market close on Tuesday, July 28, 2009.

Conference call information (for those interested in asking questions after the presentation) and the web cast link (for those interested in listening only) are available at the Company’s web site at www.goATC.com.  Click on Investor Relations.   Select Webcasts.  You can access the web site up to one hour prior to the call to register, download slides and install any necessary audio/video software.  A “no audio, slides only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one-year on the ATC Technology Corporation web site and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC Technology Corporation is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light and medium/heavy-duty vehicle service parts markets.

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goATC.com	Certain statements in this news release are “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). These forward-looking statements generally include all statements other than statements of historical fact, including statements that are predictive, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions. In addition, any statements concerning future financial performance or position (including future revenues, expenses, earnings, growth rates or margins), ongoing business strategies, budgets or prospects, and possible future actions are also forward-looking statements. The forward-looking statements contained in this news release are based on information available to our management as of the date of this news release, and reflect management’s judgments, beliefs and assumptions as of the date of this news release with respect to future events, the outcome of which is subject to risks and uncertainties that could have a significant impact on our business, operating results or financial condition in the future. Should one or more of these risks or uncertainties materialize, or should underlying information, judgments, beliefs or assumptions prove incorrect, actual results or outcomes could differ materially from those expressed or implied by the forward-looking statements in this news release. Some of these risks and uncertainties are described in our periodic filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update the forward-looking statements contained in this news release.